Exhibit 1.2

Orange REIT, Inc. - Account No.

M&T Trust Company of Delaware	Escrow Agreement

THIS ESCROW AGREEMENT (“Agreement”) is entered into as of the 23rd day of January, 2007, by and between Orange REIT, Inc. (“Escrowor”) with a mailing address of 78 Okner Parkway, Livingston, NJ, 07039, attention: Marlene Laveman; J.P. Turner & Company, LLC (“Escrowee”), with a mailing address of 3060 Peachtree Road, NW, 11th Floor, Atlanta, GA 30305, attention: Jeffrey Johnson; and M&T Trust Company of Delaware, with a mailing address of 1220 North Market St, Suite 202, Wilmington, DE 19801, (“Escrow Agent”), attention: Robert D. Brown/Joan Wilson,.

R E C I T A L S

A. Escrowor and Escrowee have entered into an Agency Agreement, dated on or about January 23rd, 2007 (“Agency Agreement”). The Agency Agreement is intended to facilitate the sale and placement of securities of Orange REIT, Inc. to qualified investors pursuant to the Registration Statement filed with the Securities and Exchange Commission on Form S-11 (No. 333-131677) dated on or about January 17, 2007, covering securities to be sold to the public through a public offering (the “Registration Statement”).

B. Escrowor is seeking to raise, on a best efforts all or nothing basis, not less than an aggregate total of $9,000,000 (the “Minimum Offering”). The maximum amount to be raised under the Registration Statement for Escrowor, on an aggregate basis, is $300,000,004.50 (the “Maximum Offering”). All amounts raised over the Minimum Offering are on a best efforts basis.

C. Under the terms of the Agreement, Escrowor is required to deposit with Escrow Agent all funds raised under the Registration Statement up to the sum of $300,000,004.50. All funds received by the Escrow Agent from the Escrower shall be referred to as the “Escrowed Funds.”

D. The Escrowor, the Escrowee and Escrow Agent are entering into this Agreement for the purpose of establishing the escrow of the Escrowed Funds and establishing the terms and conditions of the escrow as between the Escrowor, Escrowee and Escrow Agent.

NOW, THEREFORE, in consideration of the agreements set forth herein and the sum of One Dollar paid by each of the parties to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth in the following numbered paragraphs of this Agreement:

1. Deposit of Escrowed Funds. The Escrowed Funds shall be deposited with Escrow Agent in accordance with the procedures set forth in the Escrow Agreement Supplement that is attached hereto. Upon receipt of the Escrowed Funds from Escrowee, Escrow Agent shall transmit to Escrowee and Escrowor a confirmation of receipt of the Escrowed Funds. The confirmation shall be in the form of the receipt attached to this Agreement as Attachment 1 and it shall be transmitted telephonically by facsimile to Escrowee at facsimile number: (800) 215-1554, attention Jeffrey Johnson; and to Escrowor at facsimile number: ( ), attention: Robbin Cooper.

2. Maintenance of Escrowed Funds. The Escrow Agent shall establish an interest bearing account for the Escrowed Funds. The interest bearing account must permit Escrow Agent to withdraw the Escrowed Funds therefrom without any costs and expenses (including early withdrawal penalties) within the time period required for Escrow Agent to fully comply with its duties under this Agreement. All interest earned by the Escrowed Funds shall be reported to Escrowor’s federal tax identification number, which is ; and any costs and expenses (including early withdrawal penalties) associated with such account shall be borne by Escrowor and paid upon demand of Escrow Agent.

3. Disbursement of Escrowed Funds. Escrow Agent shall disburse the Escrowed Funds at the times, to the party and in the amounts set forth in the Escrow Agreement Supplement which is attached hereto. The procedure to be followed relative to disbursements shall be as follows:

a) Escrow Agent shall disburse the Escrowed Funds within one (1) business day following receipt of a written request for disbursement substantially in the form of the statement set forth on Attachment 2, unless the Escrowed Funds have been deposited in an account that prohibits withdrawal of funds on one day’s notice, in which event Escrow Agent shall disburse the Escrowed Funds within one (1) business day following the earliest date funds may be withdrawn from the account.

b) The written request for disbursement shall be executed by someone representing himself as being an officer of the party entitled to receive the disbursement, as set forth in the Escrow Agreement Supplement, and shall be sent to Escrow Agent by facsimile transmission to the following facsimile number: 302 661-2266, attention: Robert D. Brown/Joan Wilson.

c) A courtesy copy of the request shall be sent by the party making the request to the other party; provided, however, neither the sending of a copy to such other party nor the receipt of a copy by such party shall be a prerequisite to Escrow Agent complying with the requesting party’s request for a disbursement. The courtesy copy shall be sent by facsimile transmission to the recipient party’s facsimile number set forth in paragraph 1 above.

d) Each disbursement of Escrowed Funds shall be accompanied by a notice of disbursement of Escrowed Funds substantially in the form of the notice set forth on Attachment 3. If the disbursement is made by check, the notice of disbursement shall accompany the check. If the disbursement is made by wire transfer of funds, the notice of disbursement shall be sent to Escrowor and Escrowee by facsimile transmission to the facsimile numbers as set forth in paragraph 1 above.

4. Term of Escrow. The term of this Agreement shall continue until the earlier of the date all of the Escrowed Funds are disbursed by Escrow Agent as provided herein, or the date all of the parties enter into an agreement terminating this Agreement. Notwithstanding anything to the contrary in this Agreement, termination of this Agreement shall not terminate any of the indemnification obligations of Escrowor or Escrowee to Escrow Agent under this Agreement, all of which shall survive termination of this Agreement.

5. Nature of Escrow Agent’s Duties; Fees. The duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and the Escrow Agent shall incur no liability whatsoever except for willful misconduct or gross negligence so long as the Escrow Agent has acted in good faith. Escrowor and Escrowee hereby release Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of the Escrow Agent’s duties hereunder. For Escrow Agent’s services under this Agreement, Escrow Agent shall be paid the following fees: $2,000.00. Escrow Agent’s fees shall be paid by Escrowor . At the time Escrow Agent disburses any of the Escrowed Funds, Escrow Agent shall have the right, but not the obligation, to off-set against the Escrowed Funds being disbursed any amounts due it under this Agreement, including, without limitation, any fees that are due and unpaid at the time of the disbursement. If Escrow Agent elects to exercise its right of off-set as aforesaid, it shall note such off-set in the notice of disbursement (Attachment 3 to this Agreement) sent by it to Escrowor and Escrowee.

6. Escrow Agent’s Responsibility for Escrowed Funds. Escrow Agent shall be under no responsibility in respect of any of the funds deposited with it other than faithfully to follow the instructions herein contained.

7. Escrow Agent’s Additional Responsibilities. Escrow Agent may obtain the advice of counsel and shall be protected in any action taken in good faith in accordance with such advice. Escrow Agent shall not be required to defend any legal proceedings that may be instituted against Escrow Agent in respect of the subject matter of these instructions unless requested so to do by both Escrowor and Escrowee and in such instance, Escrow Agent shall be indemnified to the satisfaction of Escrow Agent against the cost and expenses of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper party.

8. Escrow Agent’s Liability. Escrow Agent assumes no liability under this Agreement except as specifically set out herein. Escrow Agent is entitled to rely upon instructions given to it by the parties which, in the opinion of Escrow Agent, acting in good faith, are in accordance with the terms of this Agreement. If there is any dispute as to whether Escrow Agent is obligated to deliver the Escrowed Funds or any part thereof, or as to whom the Escrowed Funds or any part thereof are to be delivered, Escrow Agent will not be obligated to make any delivery of the Escrowed Funds, but in such event may hold the Escrowed Funds until receipt by Escrow Agent of an authorization in writing signed by both Escrowor and Escrowee, directing the disposition of the Escrowed Funds, or in the absence of such authorization, Escrow Agent may hold the Escrowed Funds until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, Escrow Agent may bring an appropriate action or proceedings for leave to deposit the Escrowed Funds in court, pending such determination; and Escrowor and Escrowee agree to indemnify and save harmless Escrow Agent from all cost and expenses incurred by Escrow Agent in connection with any such proceeding or resolution of any dispute relating to the Escrowed Funds, whether such proceeding is brought by Escrow Agent or some other person. In making delivery of the Escrowed Funds in the manner provided for in this Agreement, Escrow Agent shall have no further liability in the matter.

9. No Conflict of Interest. If Escrow Agent is affiliated with or becomes affiliated with either Escrowor or Escrowee – or any other person who may be a third party beneficiary of this Agreement, the other party or parties acknowledge and consent to Escrow Agent’s relationship with the affiliated party or third party and Escrow Agent’s relationship with any of the affiliated party’s affiliates or the affiliated third party’s affiliates, and agrees such relationship does not and shall not constitute a conflict of interest. To the extent a conflict or a perceived conflict develops, or if it is later determined that one existed at the time the parties entered into this Agreement, the parties waive such conflict.

10. Assignment. The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns and personal representatives of the parties hereto; provided, however, Escrow Agent shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written consent of both Escrowor and Escrowee (which shall not be unreasonably withheld or delayed), and any such assignment (whether voluntary or by operation of law) without said consent shall be ineffective.

11. Amendments. This Agreement shall not be amended except by a written agreement signed by all parties hereto.

12. Notices. Except as provided hereinabove, which provisions shall be controlling, all notices, certificates and other communications hereunder shall be deemed given when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth above. Escrowor, Escrowee or Escrow Agent may, by written notice given hereunder, designate a different address or facsimile numbers where communications should be sent under this Agreement.

13. Governing Law. This Agreement shall be deemed to have been executed and delivered in New York regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the State of New York, excluding, however, the conflict of law and choice of law provisions thereof.

14. Use of Terms; Interpretation. In applying, interpreting and construing this Agreement and its various provisions, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii)

words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability companies, limited liability limited partnerships, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the words “attorney” and “counsel” are interchangeable in this Agreement; (vi) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees, fees of legal assistants and reasonable fees of accountants and other professionals and all references to attorneys’ fees, fees of legal assistants and fees of accountants and other professionals shall mean reasonable fees; and (vii) if any party hereto is not an individual, when any action is required or permitted to be taken, it is intended that the same will be undertaken through duly authorized employees or representatives of such party, or a partner, member, manager, officer, executive or director and any action taken by any of the foregoing persons shall be presumed authorized absent a clear and convincing showing that the person relying on such action knew or should have know that the person acting was exceeding his authority.

15. Incorporation of Attachments; Captions. The attachments and supplements to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

16. Course of Dealing; Severability. No act or inaction of any of the parties to this Agreement shall be deemed to constitute or establish a “course of performance or dealing” that would require any party to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17. Date of Agreement. This Agreement shall be deemed dated as of the date appearing next to the signature of Escrowor. This Agreement has been executed in triplicate. Each of the triplicates of this Agreement shall be deemed an original thereof, but all of which shall constitute one and the same agreement, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

SIGNATURE PAGE TO FOLLOW

The undersigned have executed this Agreement as of the day and year stated above.

Escrowee:		Escrow Agent:

J.P. Turner & Company, LLC		M&T Trust Company of Delaware

By:	/s/ Patrick Power	By:	/s/ Robert D. Brown

Name:	Patrick Power	Name:	Robert D. Brown

Title:	Managing Director	Title:	Vice President

Date:	January 23, 2007	Date:	January 23, 2007

Escrowor:

Orange REIT, Inc.

By:	/s/ Robbin E. Cooper

Name:	Robbin E. Cooper

Title:	President

Date:	January 23, 2007

Escrow Agreement Supplement

Deposit of Escrow Funds

Escrowee will review the Registration Statement and subscription documents that have been submitted to it by third-party investors. Upon approval of such documents, Escrowee will direct the investors to deliver the funds required under such documents to Escrow Agent. Escrowed Funds shall be deposited with Escrow Agent within three (3) business days following Escrowee’s approval of the investor’s documents. The Escrowed Funds shall be paid to Escrow Agent in US$ by (i) official bank check payable to the order of (a) “Orange REIT Escrow Fund” or (ii) transfer of funds from an account held with Escrowee, or (iii) a wire transfer of funds to the order of Escrow Agent as follows:

M&T Trust Company of Delaware

ABA

ATTN:    Robert D. Brown/Joan Wilson

Address: 1220 North Market Street, Suite 202

Wilmington, DE 19801

Disbursement of Escrow Funds

Both Escrowor and Escrowee shall jointly sign a Disbursement Authorization letter, substantially in the form of the statement set forth as Attachment 2, requesting disbursement of a specific amount in US$ that is all or part of the Escrowed Funds in accordance with payment and delivery methods as stated in the letter.

Attachment 1

(Confirmation Receipt)

Escrow Agent’s Deposit Receipt

To:

From:                     M&T Trust Company of Delaware, as Escrow Agent

Date:

Subject:                 Escrow Deposit

M&T Trust Company of Delaware, as Escrow Agent, hereby acknowledges receipt, as of the date indicated above, of the sum of $                     for Orange REIT Inc. (the “Escrowed Funds”) from                     , said Escrowed Funds being delivered to and received by Escrow Agent pursuant to and in accordance with the terms and conditions of that certain Escrow Agreement dated                     , by and between Orange REIT Inc. as Escrowor, J.P. Turner & Company, LLC, as Escrowee and M&T Trust Company of Delaware as Escrow Agent. The Escrowed Funds have been placed in account:                     ; the account is entitled Orange REIT Escrow Account; the account bears interest at the per annum rate of              %; funds may be withdrawn from time to time from the account on                      days notice; and the account is not subject to federal deposit insurance or if it is subject to such insurance, only $100,000 of the Escrowed Funds are covered by such insurance.

M&T Trust Company of Delaware

By:

Name:

Title:

Attachment 2

(Disbursement Authorization)

DISBURSEMENT AUTHORIZATION

[DATE]

M&T Trust Company of Delaware

Address: 1220 North Market Street, Suite 202

Wilmington, DE 19801

Attention: Robert D. Brown/Joan Wilson

Re:	Escrow Agreement dated January 23rd, 2007 among ORANGE REIT INC. (the “Escrowor”), J.P. TURNER & COMPANY, LLC (“J.P. Turner”) and M&T TRUST COMPANY OF DELAWARE, as Escrow Agent (“Escrow Agent”)

Ladies and Gentlemen:

[FOR CLOSING OF THE MINIMUM OFFERING: The conditions to the consummation of the Minimum Offering (as defined in the Registration Statement dated on or about February         , 2007 (the “Registration Statement”)) of the Offering (as defined in the Registration Statement) have been satisfied with subscriptions for an aggregate total of at least Nine Million ($9,000,000) Dollars of the securities of Orange REIT Inc., having been received and accepted as a closing on the Offering is being consummated on the date hereof (the “Closing Date”).]

[FOR CLOSINGS THAT OCCUR AFTER THE MINIMUM OFFERING IS FULLY SUBSCRIBED AND DISTRIBUTED, SUBSTITUTE THE FOLLOWING: The conditions of the Minimum Offering (as defined in the Registration Statement) of the Offering (as defined in the Registration Statement) have been previously satisfied with subscriptions for an aggregate total of at least Nine Million ($9,000,000) Dollars of the securities of Orange REIT Inc., having been received, accepted and previously distributed, a subsequent closing of the Offering is now being consummated on the date hereof (the “Closing Date”) for distribution and acceptance of additional amounts received in excess of the Minimum Offering, but less than or equal to the Maximum Offering.]

Please distribute the Escrowed Funds held in the escrow accounts established under the Escrow Agreement and pay the proceeds as follows:

Amount
1.	Orange REIT Inc., representing payment in full of gross proceeds from the sale of XXXXX Hundred Thousand (XXX,000) securities of Orange REIT Inc., net of payment to J.P. Turner and Escrow Agent.	$	XX,XXX.XX

2.	J.P. Turner & Company, LLC, representing XXXX Thousand ($XX,000) Dollars as the selling commission and non-accountable expense allowance as defined in the Registration Statement.	$	XX,XXX.XX

ORANGE REIT INC. By: ORANGE REIT INC.	J.P. TURNER & COMPANY, INC.

By:	By:

Title:	Title:

Attachment 3

(Notice of Disbursement)

Notice of Disbursement of Escrowed Funds

To:	Orange REIT Inc. (Account No. _______)
J.P. Turner & Company, LLC

From:	M&T Trust Company of Delaware
Copy:
Date:
Subject: Escrow Account ______________

M&T Trust Company of Delaware, as Escrow Agent, on the date indicated above, disbursed to Orange REIT Inc. from the escrow account identified above the sum of $            , and disbursed to J.P. Turner & Company LLC from the escrow account identified above the sum of $            . The disbursements were transmitted as follows:

☐	By check transmitted to ___________________ at the following address _____________________________.

☐	By wire transfer of funds to the following bank account: _________________________.

The following amount remains in the Orange REIT escrow account after taking into account the disbursement evidenced by this notice: $______. Contemporaneously with the disbursement evidenced by this notice, $__________________ was off-set by M&T Trust Company of Delaware, as Escrow Agent to cover the following sums due to it: ______________________.

M&T Trust Company of Delaware

By:

Name:

Title: